EXHIBIT 10.1

INDEPENDENT CONTRACTOR AGREEMENT
This Agreement (the "Agreement") is entered into as of May 23, 2013 (the “Effective Date”) by and between Hemispherx BioPharma, Inc., a Delaware corporation ("Company"), and Richard Piani (“Mr. Piani”), with respect to the following:
WHEREAS, the Company desire to engage Mr. Piani to be a business consultant for the Company's European sector; and
WHEREAS, Mr. Piani is desires to be engaged by the Company in such capacity.
NOW, THEREFORE, Mr. Piani and the Company agree to the following terms and conditions:
1.Duties. Mr. Piani shall provide advice and counsel to the Board of Hemispherx Europe and serve as an advisor to the Chairman.
2.Compensation. In consideration for the Duties to be performed listed in Paragraph 1, Mr. Piani shall be compensated at a rate of $3,000 per month.
3.Term and Termination. This Agreement is effective as of the date hereof and shall continue on a month-to-month, at will basis with either Party having the right to terminate this Agreement with thirty (30) days Notice.
4.Governing Law; Severability. This Agreement shall be governed by and under the laws of the State of Pennsylvania without giving effect to conflicts of law principles. If any provision hereof is found invalid or unenforceable, that part shall be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this Agreement shall remain in full force and effect.
5.Disputes. Any dispute arising under or in any way related to this Agreement shall be governed by Pennsylvania law in all respects and submitted to binding arbitration before the American Arbitration Association in accordance with that Association's commercial rules then in effect at a location in Philadelphia, Pennsylvania.
6.Confidential Information. Mr. Piani acknowledges that, in the course of performing its duties under this Agreement, it may obtain information relating to the Company that is not available to the public ("Confidential Information"). It is noted by the Company that Mr. Piani has already executed and is bound by the Company's Confidentiality or Non-Disclosure Agreement.
7.Entire Agreement. This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings, agreements and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof including, but not limited any other arrangements between the parties for contingency fees. This Agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties and with prior approval of the Board of Directors of the Company.
8.Notices. Any notice or other communication pursuant hereto shall be given to a party at its address below its signature hereto by (i) personal delivery; (ii) commercial overnight delivery service with written verification of receipt; or (iii) registered or certified mail. If so mailed or delivered, a notice shall be deemed given on the earlier of the date of actual receipt or three days after the date of transmission by authorized means.
9.Nonassignability. Neither this Agreement, nor any rights, duties or interest herein, shall be assigned, transferred, pledged, hypothecated or otherwise conveyed by either party without the prior written consent of the other party. Any such attempted conveyance in violation of this paragraph shall be void and shall constitute a default entitling the other party to terminate this Agreement.
10.Modification. No modification or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such modification or waiver is sought unless it is made in writing and signed by or on behalf of both parties hereto.
IN WITNESS WHEREOF, the Company and Mr. Piani have executed this Agreement effective as of the date set forth above.

HEMISPHERX BIOPHARMA, INC. 1617 JFK Boulevard 6th Floor Philadelphia, PA 19103 By:/s/ William A. Carter William A. Carter, M.D.	Richard Piani 11 Boulevard General Koenig Neuilly Sur Seine France 92200 By:/s/ Richard Piani Richard Piani